Exhibit 99.2

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the Schedule 13D with respect to the common shares, $0.012 par value per share, of Oramed Pharmaceuticals Inc., dated as of February 14, 2017, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 14, 2017

Regals Capital Management LP
By: Regals Capital Holdings LLC, its general partner

By:	/s/ David M. Slager
Name:	David M. Slager
Title:	Managing Member

Regals Fund LP
By: Regals Fund GP LLC, its general partner

By:	/s/ David M. Slager
Name:	David M. Slager
Title:	Managing Member

David M. Slager

By:	/s/ David M. Slager